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AGREEMENT made November, 1999

PARTIES    ACTIVEWORLDS.COM INC.
           a corporation organised and existing pursuant to the laws of the State of Delaware, with principal offices at 95 Parker Street, Newburyport, Massachusetts 01950 ("Activeworlds")

AND        ADVANCED SHOPPING CENTRE MANAGEMENT PTY LIMITED
           ACN  060 672 290
           a limited company existing pursuant to the laws of New South Wales, with principal offices at Level 10, 1 Newland Street, Bondi Junction NSW 2022, Australia ("ASCM")

INTRODUCTION

A. ASCM has developed a new concept for retailing on the Internet, incorporating distribution and loyalty programs, which it believes is superior to current alternatives.

B. ASCM has developed a concept using the Internet which is suitable for application by property developers and managers of retail shopping malls and retail outlets and companies which operate retail stores at such malls and outlets.

C. Activeworlds is in the business of developing and providing computer software products and online services that permit the users of such products to enter, move about and interact with others in a computer-generated virtual reality environment using the Internet.

D. ASCM desires to appoint Activeworlds as its exclusive vendor to license to it certain of Activeworlds' technology and to develop exclusively on behalf of ASCM the ASCM Virtual Mall Prototype which can be accessed through the Internet, which would be similar to a real shopping mall, complete with delivery alternatives and a loyalty program.

E. Activeworlds has agreed to accept its appointment on the terms and conditions of this Agreement.



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Development and Licence Agreement                                         Page 1

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F. The parties also wish to express their intention that Activeworlds exclusively develop the ASCM Browser Enhancements for ASCM to use in operating the ASCM Virtual Mall Prototype. Both parties agree to use their best endeavours to bring about this intended outcome.

IT IS AGREED

1   Definitions and Interpretation

1.1 Definitions

    In this Agreement:

    (1) "Agreement" means this Agreement, including any schedule or annexure to it;

    (2) "Acceptance Tests" means the acceptance tests for each of the Development Phases of the ASCM Virtual Mall Prototype as set out in the Development Plan;

    (3) "Activeworlds Content" means any text, graphics, design, photography, artwork, audio, video or other forms of expression which have been created by or which may be created in the future by Activeworlds, to the extent that they do not consist of Third Party Rights;

    (4) "Activeworlds' Software" means the proprietary computer software owned by Activeworlds and utilised to operate and provide functionality to three-dimensional, virtual, interactive worlds or environments;

    (5) "Activeworlds Standard Rates" means Activeworlds standard rates, fees and expenses as set out in Exhibit B;

    (6) "Activeworlds Web Site" means the Internet Web Site created and operated by Activeworlds which is accessible through the URL www.activeworlds.com, as well as any other Web Site which may be developed or owned by Activeworlds hereafter;

    (7) "ASCM Browser Enhancements" means that portion of the browser software developed specifically for and licensed to ASCM pursuant to this agreement, which specifically excludes the Activeworlds Software;

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    (8) "ASCM Content" means any text, graphics, design, photography, artwork, audio, video or other materials or forms of expression which are owned or have been created by or which may be created in the future by ASCM, including the Delivery Program and Loyalty Program;

    (9) "ASCM Intellectual Property" means all copyright, trade marks, service marks, trade secrets, designs and patents of ASCM;

    (10) "ASCM Uniserver" means the ASCM Uniserver Enhancements together with that of the Activeworlds Software required to operate the ASCM Virtual Mall Prototype.

    (11) "ASCM Uniserver Enhancements" means that portion of the server software developed specifically for and licensed to ASCM pursuant to this agreement, which specifically excludes the Activeworlds Software;

    (12) "ASCM Virtual Mall Prototype" means the prototype virtual shopping mall developed by Activeworlds and delivered to ASCM on the ASCM Uniserver being licensed by ASCM from Activeworlds which shall contain:

         (a) various virtual representations of real world retail stores which shall permit users to conduct e-commerce with such stores;

         (b)  the Delivery Program; and

         (c)  the Loyalty Program;

    (13) "ASCM Virtual Mall Web Site" means any Internet Web Site through which the ASCM Virtual Mall Prototype or any Virtual Mall may be accessed, which shall include that Web Site accessible through the URLs listed on Exhibit C hereto, as well as any other Web Sites which may be developed and which serve essentially the same function as the ASCM Virtual Mall Web Site;

    (14) "Audit Certificate" means a certificate by the nationally-recognized auditors of ASCM to the effect that funds of at least the amount of the Total Payment are and which are likely to remain available to ASCM to enable it to meet its obligations under this Agreement;

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    (15) "Confidential Information" means any information disclosed by one party to the other in connection with this Agreement and which the receiving party knows or has reason to know is regarded as confidential information by the disclosing party, including:

         (a)  trade secrets;

         (b) the structure, sequence and organisation of the source code of computer software;

         (c)  marketing plans;

         (d)  techniques;

         (e)  processes;

         (f)  procedures and formulae; and

         (g)  client details;

    (16) "Deliverables" means:

         (a) in respect of ASCM, any ASCM Content and ASCM Intellectual Property provided by ASCM to Activeworlds for integration into the ASCM Virtual Mall Prototype, any other Virtual Mall or the ASCM Virtual Mall Web Site; and

         (b) in respect of Activeworlds, any of Activeworlds Content and Activeworlds' Software utilised in or integrated into the ASCM Virtual Mall Prototype, any other Virtual Mall or the ASCM Virtual Mall Web Site;

    (17) "Delivery Program" means the delivery system obtained by ASCM for use in the ASCM Virtual Mall Prototype or any Virtual Mall;

    (18) "Developers" means property developers, managers, mall owners or operators, hotel/motel/resort owners and managers, and casino owners and managers who are responsible for contracting with retailers to set up virtual stores in the ASCM Virtual Mall Prototype;

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    (19) "Development Phase" means a stage in the Development Plan by when specified parts of the development of the ASCM Virtual Mall Prototype will have been completed, specified results achieved or specified conclusions reached as required by the Development Plan, which consist of Phase 1, Phase 2 and Phase 3;

    (20) "Development Plan" means the plans, milestones and timetables, if any, for the development of the ASCM Virtual Mall Prototype set out in Exhibit A;

    (21) "Disclosing Party" means the party disclosing any Confidential Information to the other party;

    (22) "Effective Date" means the date being 90 days after the date of this Agreement;

    (23) "Fifth Instalment" means the sum representing 60% of the estimate of costs provided by Activeworlds to ASCM under clause 8.3(2);

    (24) "Fourth Instalment" means the sum of $125,000;

    (25) "Functional Completion" in relation to the ASCM Virtual Mall Prototype, means completion satisfactory to ASCM in accordance with the Development Plan;

    (26) "Functional Requirements" means the requirements of ASCM in respect of the ASCM Virtual Mall Web Site including ASCM's requirements set out in Exhibit A and any reasonable alterations and additions to the requirements;

    (27) "Instalment Payments" means the instalments of the Total Payment payable by ASCM to Activeworlds in accordance with clause 8.2;

    (28) "Initial Instalment" means the sum of $150,000;

    (29) "Intellectual Property Rights" means all and any intellectual and industrial protection rights throughout the world including rights in respect of or in connection with:

         (a)  any Confidential Information;

         (b) copyright, including future copyright or rights in the nature of or analogous to copyright;

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         (c)  trade marks;

         (d)  service marks; and

         (e)  designs,

         whether or not now existing, and whether or not registered or registerable and includes any right to apply for the registration of such right and includes all renewals and extensions;

    (30) "Internet" means the world wide connection of computer networks providing for the transmittal of electronic mail, online information, information retrieval and file transfer protocol;

    (31) "Loyalty Program" means the loyalty system obtained by ASCM for use in the ASCM Virtual Mall Prototype or any Virtual Mall;

    (32) "Phase 1" means Phase 1 as identified in the Development Plan;

    (33) "Phase 2" means Phase 2 as identified in the Development Plan;

    (34) "Phase 3" means Phase 3 as identified in the Development Plan;

    (35) "Receiving Party" means the party receiving any Confidential Information disclosed by the other party;

    (36) "Revenue" means the gross sales revenue derived from sales of goods and services by contracted retail stores or providers of entertainment or net clearances by providers of on-line casino games on the ASCM Virtual Mall Prototype;

    (37) "Second Instalment" means the sum of $100,000;

    (38) "Sixth Instalment" means the sum representing 40% of the actual costs of Activeworlds development of Phase 3, less the amount of the Fifth Instalment previously paid to Activeworlds;

    (39) "Term" means the term of this Agreement set out in clause 11.1;

                                      -6-
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    (40) "Third Instalment" means the sum of $125,000;

    (41) "Third Party Rights" means Intellectual Property Rights owned by or exclusively licensed to third parties;

    (42) "Total Payment" means an amount of not less than $1,000,000 but no more than $1,500,000 comprising the Instalment Payments;

    (43) "User" means any Developer and any person who seeks access to the ASCM Virtual Mall Web Site;

    (44) "Virtual Mall" means any virtual shopping mall developed by Activeworlds and delivered to ASCM, including the ASCM Virtual Mall Prototype;

    (45) "Virtual Mall Software" means the ASCM Browser Enhancements and the ASCM Server Enhancements.

    (46) "Web Site" means any location accessible on the Internet through the World Wide Web, which provides multimedia content via a graphical user interface; and

    (47) "World Wide Web" means a method of representing and obtaining graphical data and linking data items used by Internet users.

2   ASCM Virtual Mall Prototype Development

2.1 Development

    Activeworlds shall develop and construct the ASCM Virtual Mall Prototype on the ASCM Uniserver:

    (1) in accordance with this Agreement, including, in accordance with the Functional Requirements and the Development Plan;

    (2) in accordance with any reasonable and lawful requests and directions of ASCM which do not differ substantially from the Functional Requirements and Development Plan.

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2.2 Upon Functional Completion, the ASCM Uniserver shall be accessible on the
    Internet through the ASCM Virtual Mall Web Site.

2.3 The ASCM Virtual Mall Prototype shall contain various virtual representations of real world retail stores and permit users to conduct e-commerce with such stores.

2.4 Activeworlds will create the virtual retail stores, tailor the retail stores to fit the reasonable needs of particular retail merchants, provide functionality to allow for payment processing by persons making purchases through such retail stores and provide technical support, as detailed in the Functional Requirements and the Development Plan.

2.5 Upon Functional Completion of the ASCM Virtual Mall Prototype, ASCM may request that Activeworlds create additional Virtual Malls which may either reside on the ASCM Uniserver or a new uniserver licensed from Activeworlds by ASCM at such time.

3   Commencement and Continuation of Development

3.1 ASCM must on or before the Effective Date:

    (1) provide the Audit Certificate to Activeworlds; and

    (2) pay to Activeworlds the Initial Instalment.

3.2 Immediately upon receipt of the Audit Certificate and the Initial Instalment, Activeworlds shall commence development of the ASCM Virtual Mall Prototype.

3.3 Activeworlds shall have no obligation to continue working on the ASCM Virtual Mall Prototype in the event ASCM fails to make any Instalment Payment when due, unless ASCM is not obliged to make payment or is entitled to suspend payment.

4   Progress of Development

4.1 Activeworlds shall adhere to any specific timeframe comprised within the Development Plan and achieve each Development Phase by the date, if any, specified in the Development Plan except to the extent any delay is cause by ASCM, or any vendor or Developer.

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4.2 Activeworlds shall:

    (1) provide ASCM on request with written or verbal reports (as reasonably directed by ASCM) regarding the present status of the development of the ASCM Virtual Mall Prototype

    (2) have available suitably qualified, informed and authorised representatives to participate by telephone conference in any meeting arranged by ASCM in order to discuss and accurately answer questions relating to progress under this Agreement.

4.3 Immediately after becoming aware of a potential or actual delay in achieving a Development Phase, Activeworlds shall notify ASCM in writing of the nature and cause of the delay and the steps being undertaken to overcome the delay.

4.4 If Activeworlds fails to comply with the Development Phases, ASCM may:

    (1) withhold any payment otherwise due under this Agreement until satisfactory completion of such Development Phase; and

    (2) in the event that such failure continues more than 30 days, terminate this Agreement and pursue any remedies available under this Agreement or at law.

4.5 Activeworlds shall permit ASCM upon reasonable advance written notice to examine the design techniques and workmanship (which shall not include any source code) for the purposes of satisfying itself as to the present status and quality of the ASCM Virtual Mall Prototype.

5   ASCM's Obligations

5.1 ASCM shall provide or make available to Activeworlds the Functional Requirements including information regarding the proposed size and description of the ASCM Virtual Mall Prototype, the number of vendors, identity of vendors (if known), types of special functions required by any particular vendors or the mall generally, and other Functional Requirements.

5.2 ASCM shall be responsible for negotiating and entering into binding contracts with Developers.

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5.3 Subject to clause 5.4, ASCM shall, upon Functional Completion of the ASCM
    Virtual Mall Prototype, pay 1% of the Revenue collected by ASCM to Activeworlds for the hosting and maintenance of the ASCM Uniserver.

5.4 ASCM is not liable to pay any amount under clause 5.3 unless Activeworlds strictly complies with its obligations under clause 10.

6   Additional Obligations

6.1 Hosting

    Activeworlds will provide for hosting and maintenance of the ASCM Virtual Mall Prototype and the ASCM Uniserver.

6.2 Credit Card Servicing Agency

    Subject to clause 6.3, ASCM shall ensure that accounts are capable of being established with credit card processing agencies and shall coordinate the processing of credit card transactions made through the ASCM Virtual Mall Prototype. The agencies shall permit the processing of credit card transactions, including VISA and Mastercard transactions.

6.3 Activeworlds shall incorporate any functionality necessary to conduct all credit card transactions into the ASCM Virtual Mall Web Site including appropriate security safeguards.

6.4 Audit Rights

    ASCM shall retain such records of sales made through the ASCM Virtual Mall Prototype (and shall require its vendors to provide it with such information) as are reasonably required by Activeworlds so as to permit it to monitor the amount of sales made by vendors through the ASCM Virtual Mall Prototype and the level of Revenue for such period.

7   Acceptance Testing

7.1 Activeworlds shall conduct the Acceptance Tests, at its own cost and under the supervision of ASCM, within 14 days of the completion of each Development Phase in accordance with the Development Plan.

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7.2 Upon satisfactory completion of an Acceptance Test, Activeworlds shall provide ASCM with certification of satisfaction that the Development Phase complies with the Acceptance Test.

7.3 Notwithstanding clause 6.2, ASCM shall have the opportunity to conduct its own acceptance tests within 30 days after completion of each of the Development Phases and if the ASCM Virtual Mall Prototype at that Development Phase fails to comply with ASCM's acceptance tests, it may by written notice to Activeworlds:

    (1) specify a new date for carrying out further tests on the same terms and conditions;

    (2) accept the ASCM Virtual Mall Prototype conditionally; or

    (3) reject the ASCM Virtual Mall Prototype as not being in conformity with the Development Plan and, if Activeworlds fails to comply with the Development Plan within 30 days thereafter, terminate this Agreement.

8   Payment for Services

8.1 Total Payment

    ASCM agrees to pay Activeworlds the Total Payment as the total consideration for the development of the ASCM Virtual Mall Prototype subject to the terms of this Agreement.

8.2 Payment Procedure

    Subject to clause 7.5, ASCM shall pay the Instalment Payments in accordance with the following schedule of payments:

    (1) the Initial Instalment is payable on or before the Effective Date;

    (2) the Second Instalment is payable on completion of Phase 1 and satisfactory completion of the relevant Acceptance Tests;

    (3) the Third Instalment is payable prior to the commencement of Phase 2;

    (4) the Fourth Instalment is payable on completion of Phase 2 and satisfactory completion of the relevant Acceptance Tests;

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    (5) subject to clause 7.3, the Fifth Instalment is payable prior to commencement of Phase 3; and

    (6) the Sixth Instalment is payable on completion of Phase 3 and satisfactory completion of the relevant Acceptance Tests and Functional Completion.

8.3 Prior to the commencement of Phase 3:

    (1) ASCM shall provide Activeworlds with Functional Requirements for the establishment of retail stores in the ASCM Virtual Mall Prototype; and

    (2) within 14 days of receipt of the information under clause 7.3 (1), Activeworlds shall, subject to clause 7.4, provide ASCM with a written estimate of the reasonable costs of the further development of the ASCM Virtual Mall Prototype required for satisfactory completion of Phase 3.

8.4 In calculating its estimate of costs, Activeworlds shall be entitled to charge the Activeworlds Standard Rates for the development work proposed in fulfilling the Functional Requirements specified by ASCM under clause 8.3(1) provided that Activeworlds shall not be entitled to charge in aggregate an amount in excess of the Total Payment for any work undertaken by Activeworlds from commencement of development of the ASCM Virtual Mall Prototype up to and including:

    (1) completion of Phase 3; and

    (2) achievement of Functional Completion of the ASCM Virtual Mall Prototype.

8.5 Notwithstanding clause 7.2, ASCM is not obliged to pay an Instalment Payment due unless and until:

    (1) the relevant Acceptance Tests at a Development Phase are satisfactorily completed; and

    (2) ASCM is satisfied with the outcome of any of its acceptance tests carried out under clause 7.3.

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8.6 Activeworlds agrees that, in undertaking any further work for ASCM, such as the development of additional Virtual Malls (other than the ASCM Virtual Mall Prototype) or other developments, it will charge the Activeworlds Standard Rates. Any amounts charged for such future work shall not be limited to the amount of the Total Payment.

9   Intellectual Property Rights

9.1 Activeworlds:

    (1) assigns to ASCM all existing and future Intellectual Property Rights in the visual or audio content embodied in the ASCM Virtual Mall Prototype and in any other ASCM Virtual Malls other than Third Party Rights, which shall however specifically exclude all Intellectual Property Rights in Activeworlds' Software or any content provided by Activeworlds, such as its stock objects;

    (2) grants to ASCM a limited, nontransferable, nonsublicensable, royalty-free, exclusive license to use one copy of the ASCM Uniserver Enhancements for its operation of virtual malls;

    (3) grants to ASCM a limited, nontransferable, nonsublicensable, royalty-free, exclusive license to use and sublicense ASCM Browser Enhancements for its operation of virtual malls.

9.2 ASCM may copy the Virtual Mall Software and Activeworlds Software for archival purposes or for permitted sublicensing, provided any copy must contain all of the original proprietary notices or shrink wrap licenses contained in such software. ASCM may not, directly or indirectly: modify, translate, reverse engineer, decompile, disassemble (except to the extent applicable laws specifically prohibit such restriction), create derivative works based on, or otherwise attempt to discover the source code or underlying ideas or algorithms of the Virtual Mall Software or Activeworlds Software. ASCM may not copy (except for archival purposes as set forth above), rent, lease, distribute, transfer or otherwise transfer rights to the Virtual Mall Software or Activeworlds Software; use the Virtual Mall Software or Activeworlds Software for timesharing or service bureau purposes; or remove any proprietary notices or labels on the Virtual Mall Software or Activeworlds Software. Any exclusivity granted herein does not apply to any other business or applications that are currently or could in the future be used by Activeworlds for applications other than those restricted pursuant to section 19 or the @mart mall currently in Active Worlds.

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9.3 In relation to any Third Party Rights that have not been assigned to
    Activeworlds, Activeworlds will use its best efforts to ensure that the use, reproduction and commercial exploitation of the ASCM Virtual Mall Prototype will not infringe any such rights and that no fees, royalties or other payments are payable in respect of such Third Party Rights as a result of any such use, reproduction and commercial exploitation unless agreed by the parties in writing to the contrary.

10  Support

10.1 Activeworlds shall during the term provide such assistance, training and documentation (which shall not include any source code) including operational manuals, on-screen help menus or other materials to enable ASCM to properly operate, effectively use and commercially exploit the ASCM Virtual Mall Prototype.

10.2 Activeworlds shall during the Term provide to ASCM at no charge telephone and technical and other support reasonably required by ASCM to assist ASCM in the use, operation and commercial exploitation of the ASCM Virtual Mall Prototype and any other ASCM Virtual Malls to the extent such malls are developed in the future for ASCM by Activeworlds and all analysis and programming services necessary to correct and resolve any errors or problems that appear in the ASCM Virtual Mall Prototype as a result of its use by ASCM or its User.

11  Term and Option to Renew

11.1 Term

    This Agreement commences on the date of this Agreement and shall remain in full force and effective for a period of 4 years from the date of Functional Completion or until terminated pursuant to clause 11.

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11.2 Option to Renew

    (1) A party seeking to extend the Term by an additional period of 4 years may give written notice to the other party of its desire at least 3 months prior to the expiration of the Term.

    (2) Within 30 days of receipt of a notice under clause 10.2, the parties must enter into bona fide negotiations to extend the Term of this Agreement on terms and conditions acceptable to both parties, having regard to the intention of the parties stated in the Introduction.

    (3) If the parties fail to reach agreement on the extension of the Term within 30 days after commencement of negotiations, then this Agreement shall continue in force and remain effective up to the date of expiration of the Term but subject to earlier termination under clause 11.

12  Termination

12.1 Either party shall be entitled to terminate this Agreement by written notice in the event that ASCM fails to satisfy clause 3.1 by the Effective Date without any further obligations on either of the parties.

12.2 Events of Default by ASCM

    Activeworlds shall have the right to terminate this Agreement and its further obligations hereunder upon the occurrence of any of the following events of default (subject to ASCM's ability to cure or remedy such event as described in clause 12.4):

    (1) ASCM is involved in any voluntary or involuntary bankruptcy proceeding, or any other proceeding concerning insolvency, dissolution, cessation of operations, or reorganisation of indebtedness or has a receiver appointed over its affairs and the proceeding or appointment is not dismissed within 60 days;

    (2) ASCM becomes unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;


                                  -15-

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    (3) ASCM fails to make any Instalment Payment to Activeworlds when due, unless it is not obliged to make payment or is entitled to suspend payment;
    or

    (4) ASCM is in material default of any provision of this Agreement.

12.3 Events of Default by Activeworlds

    ASCM shall have the right to terminate this Agreement and its further obligations hereunder upon the occurrence of any of the following events (subject to Activeworlds' ability to cure or remedy such events as described in clause 12.4):

    (1) Activeworlds becomes involved in any voluntary or involuntary bankruptcy proceeding or any other proceeding concerning insolvency, dissolution, cessation of operations, or reorganisation of indebtedness, or has a receiver appointed over its affairs and the proceeding or appointment is not dismissed within 60 days;

    (2) Activeworlds becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;

    (3) Activeworlds fails to comply with the Development Plan within 30 days after ASCM has given written notice under clause 7.3 (3); or

    (4) Activeworlds is in material default of any provision of this Agreement.

12.4 Right to Cure Event of Default

    Upon the occurrence of any event of default entitling a party to terminate this Agreement (excepting those events set forth under clauses 12.2(1), 12.2(2), 12.3(1), 12.3(2) and 11.3 (3) hereof) the non-defaulting party may send notice of termination, specifying the nature of the default, to the other party. The non-defaulting party shall permit 60 calendar days, following the date of such notice to enable the other party to cure the default to the non-defaulting party's reasonable satisfaction. In the event of a payment default, the non defaulting party shall provide the defaulting party with written notice of such default and permit the other party 10 calendar days following such written notice to cure such default. Failure to cure the default shall result in termination without further notice by the non-defaulting party, unless such non-defaulting party extends the cure period by written notice or withdraws the default notice.

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12.5 Obligations Upon Termination

    Upon expiration or termination of this Agreement, each Party shall return or destroy all Confidential Information of the other Party and the trademark and service mark licences granted in clauses 14.1 and 14.2 hereof shall terminate. Following any termination of this Agreement, each Party shall cease to make any representation or statement to the effect that they remain affiliated with one another.

12.6 Continuing Obligations

    Each right, obligation and warranty (except an obligation fully performed on or prior to the termination or expiration of this Agreement) continues in force despite termination or expiration of this Agreement.

13  Ownership

13.1 Activeworlds Intellectual Property Rights

    Except for the licenses provided for herein, Activeworlds shall own and retain all right, title and interest in and to the Activeworlds' Software, the Virtual Mall Software and Intellectual Property owned by Activeworlds.

13.2 ASCM Intellectual Property Rights

    Except as otherwise provided herein, ASCM shall own and retain all right, title and interest in and to any technology, content, data or information otherwise developed or created by:

    (1) ASCM; and

    (2) Activeworlds to the extent it consists of visual or audio content developed specifically for inclusion in the ASCM Virtual Mall Prototype or any other ASCM Virtual Malls.

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14  Trade Mark Licences

14.1 Trade Mark Licence Grant to Activeworlds

    ASCM grants to Activeworlds a limited, non exclusive, non transferable licence to display those of ASCM's trade marks and/or service marks set forth on Exhibit D ("ASCM Trade Marks") in the Activeworlds Web Site and in any promotional materials distributed by Activeworlds which serve to promote the ASCM Virtual Mall Web Site or the beneficial relationship between Activeworlds and ASCM. ASCM further grants to Activeworlds a licence during the Term of this Agreement to use the ASCM Deliverables together with any intellectual property rights embodied therein, including but not limited to copyright, solely for the purposes of developing the ASCM Virtual Mall Prototype.

14.2 Trade Mark Licence Grant to ASCM

    Activeworlds grants to ASCM a limited, non exclusive, non transferable licence to display those of Activeworlds trade marks and/or service marks set forth on Exhibit E ("Activeworlds Trade Marks") in the ASCM Virtual Mall Web Site and in any promotional materials distributed by ASCM with respect to the Activeworlds Web Site or any portion thereof or any links to the Activeworlds Web Site contained on the ASCM Virtual Mall Web Site.

14.3 ASCM's Rights

    Activeworlds acknowledges that it has no proprietary interest in the ASCM Trade Marks (other than the licence granted herein). Activeworlds' use of the ASCM Trade Marks will not create any right, title or interest of Activeworlds in or to the ASCM Trade Marks. Activeworlds agrees that it will do nothing inconsistent with ASCM's ownership of the ASCM Trade Marks and that all use of the ASCM Trade Marks by Activeworlds shall inure to the benefit of ASCM. Activeworlds shall not register or attempt to register the ASCM Trade Marks in any jurisdiction without the prior written permission of an authorised officer of ASCM. Activeworlds agrees to keep ASCM appraised of its manner of use of the ASCM Trade Marks other than as is obvious from a review of the Activeworlds Web Site.

14.4 Activeworlds' Rights

    ASCM acknowledges that it has no proprietary interest in the Activeworlds Trade Marks (other than the licence granted herein). ASCM's use of the Activeworlds Trade Marks will not create any right, title or interest of ASCM in or to the Activeworlds Trade Marks. ASCM agrees that it will do nothing inconsistent with Activeworlds ownership of the Activeworlds Trade Marks and that all use of the Activeworlds Trade Marks by ASCM shall inure to the benefit of Activeworlds. ASCM shall not register or attempt to register the Activeworlds Trade Marks in any jurisdiction without the prior written permission of an authorised officer of Activeworlds. ASCM agrees to keep Activeworlds appraised of its manner of using the Activeworlds Trade Marks.

15  Intellectual Property Rights

15.1 ASCM's Rights

    Activeworlds acknowledges that it has no proprietary interest in the ASCM Intellectual Property Rights (other than the licence granted herein). Activeworlds' use of the ASCM Intellectual Property Rights will not create any right, title or interest of Activeworlds in or to the ASCM Intellectual Property Rights. Activeworlds agrees that it will do nothing inconsistent with ASCM's ownership of the ASCM Intellectual Property Rights and that all use of the ASCM Intellectual Property Rights by Activeworlds shall inure to the benefit of ASCM. Activeworlds shall not register or attempt to register the ASCM Intellectual Property Rights in any jurisdiction without the prior written permission of an authorised officer of ASCM. Activeworlds agrees to keep ASCM appraised of its manner of use of the ASCM Intellectual Property Rights other than as is obvious from a review of the Activeworlds Web Site.

15.2 Activeworlds' Rights

    ASCM acknowledges that it has no proprietary interest in the Intellectual Property Rights (other than the licence granted herein). ASCM's use of the Activeworlds Intellectual Property Rights will not create any right, title or interest of ASCM in or to the Activeworlds Intellectual Property Rights. ASCM agrees that it will do nothing inconsistent with Activeworlds ownership of the Activeworlds Intellectual Property Rights and that all use of the Activeworlds Intellectual Property Rights by ASCM shall inure to the benefit of Activeworlds. ASCM shall not register or attempt to register the Activeworlds Intellectual Property Rights in any jurisdiction without the prior written permission of an authorised officer of Activeworlds. ASCM agrees to keep Activeworlds appraised of its manner of using the Activeworlds Intellectual Property Rights.

16  Promotion

    ASCM agrees that Activeworlds shall be provided with credit as the owner of the Activeworlds Software and technology and as the developer of the ASCM Virtual Mall Prototype and any other Virtual Mall, and shall be referenced on the web page, which is initially accessed by Users of the ASCM Virtual Mall Prototype or any other Virtual Mall.

17  Warranties and Consents

17.1 Activeworlds Warranties

    Activeworlds warrants that the ASCM Virtual Mall Prototype will:

    (1) perform in accordance with the Functional Requirements;

    (2) be fit for the purpose identified in the Development Plan and Functional Requirements;

    (3) not infringe any Intellectual Property Rights, including Third Party Rights and ASCM Intellectual Property or constitute a breach of any agreement with any other person; and

    (4) the information provided to ASCM in relation to the subject matter of this Agreement prior to its entry into this Agreement was and remains at the date of this Agreement true and correct.

17.2 Deliverables

    Each Party warrants to the other that the Deliverables made by it to the other will substantially conform with the Functional Requirements.

17.3 Proprietary Rights Warranties

    Each Party warrants to the other that it has the necessary rights to grant the licences granted herein without violating or infringing upon the patents, trade secrets, trade marks, service marks or copyrights of third parties.

17.4 Warranties of Authority

    Each Party warrants to the other Party that it has the authority to enter into this Agreement and that all necessary corporate or other approvals have been or will be obtained.

17.5 Disclaimer of Warranties

    The warranties contained in this clause 16 are the sole warranties express or implied given by each party to the other in connection with this Agreement and each party disclaims all other warranties to the other.

18  Indemnification

18.1 ASCM Indemnification

    (1) ASCM shall, at its expense, defend, indemnify and hold harmless Activeworlds, and its officers, directors and employees, agents and independent contractors from any and all costs, damages, liabilities and fees reasonably incurred by Activeworlds, including but not limited to fees of attorneys and other professionals, with respect to any claims, actions, demands or proceedings arising out of or in any way related to:

        (a) a breach by ASCM of this Agreement, including any breach of ASCM's warranties and representations set forth in clause 15 above; and

        (b) any infringement or alleged infringement of the rights, including the Intellectual Property Rights, to the extent arising from the integration of ASCM's Deliverables in the ASCM Virtual Mall Prototype,

         provided that:

        (c) Activeworlds gives prompt written notice to ASCM of any such claim, action, demand or proceeding;

        (d) Activeworlds allows ASCM to control the defence and related settlement negotiations (except in the case of any claim, action, demand or proceeding relating to Activeworlds' Software); and

        (e) Activeworlds fully assists in the defence so long as ASCM reimburses Activeworlds for its reasonable expenses and employee time.

    (2) In the event that any such claim, action, or demand is made against Activeworlds, Activeworlds will promptly furnish ASCM with copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto.

    (3) Activeworlds will also keep ASCM continuously and fully informed in a timely manner as to the status of the same and will provide ASCM with copies of any additional documents pertaining thereto.

18.2 Activeworlds Indemnification

    (1) Activeworlds shall, at its expense, defend, indemnify and hold harmless ASCM, and its officers, directors, and employees, agents and independent contractors from any and all costs, damages, liabilities and fees reasonably incurred by ASCM, including but not limited to fees of attorneys and other professionals, with respect to any claims, actions, demands or proceedings arising out of or in any way related to:

        (a) a breach by Activeworlds of this Agreement, including any breach of Activeworlds' warranties and representations set forth in clause 15; and

        (b) any infringement or alleged infringement of rights, including Intellectual Property Rights, of any person occurring through the use or commercial exploitation of the ASCM Virtual Mall Prototype, to the extent arising solely from ASCM's Deliverables, provided that:

        (c) ASCM gives prompt written notice to Activeworlds of any such claim, action, demand or proceeding;

        (d) ASCM allows Activeworlds to control the defence and related settlement negotiations (except in the case of any claim, action, demand or proceeding relating to the ASCM Intellectual Property); and

        (e) ASCM fully assists in the defence so long as Activeworlds reimburses ASCM for its reasonable expenses and employee time.

    (2) In the event that any such claim, action, demand or proceeding is made against ASCM, ASCM will promptly furnish Activeworlds with copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto. ASCM will also keep Activeworlds continuously and fully informed in a timely manner as to the status of the same and will provide Activeworlds with copies of any additional documents pertaining thereto.

18.3 Without prejudice to any other right or action or remedy which ASCM may have, if Activeworlds fails to comply with clause 16.2, ASCM will have the right to immediately suspend payment of any Instalment Payments due under this Agreement until such claim, action, demand or proceeding has been resolved.

19  Limitation of Liability

    Except for any liability referred to in clause 16, neither party shall be liable to the other for any lost profits, loss of market or opportunity and/or incidental or consequential loss or damage howsoever arising in connection with the subject matter of this Agreement, pursuant to any claim in contract, negligence, tort, strict liability or other theory.

20  Confidentiality

20.1 Confidentiality

    The Receiving Party to any Confidentiality Information shall hold all such Confidential Information of the Disclosing Party in trust and confidence, and protect it as the Receiving Party would protect its own confidential information (which, in any event, shall not be less than reasonable protection) and shall not use such Confidential Information for any purpose other than that contemplated by this Agreement. Unless agreed by the Disclosing Party in writing, the Receiving Party shall not disclose any Confidential Information of the Disclosing Party, by publication or otherwise, to any person other than employees, contractors (such as contract manufacturers or software developers) and Developers who:

    (1) are bound to written confidentiality obligations consistent with and at least as restrictive as those set forth herein; and

    (2) have a need to know such Confidential Information for purposes of enabling a Party to exercise its rights and perform its obligations pursuant to this Agreement.

    The forgoing confidentiality obligation shall be effective for a period of 5 years after first disclosure of the Confidential Information pursuant to the terms of this Agreement, provided however, that each Party will comply with any obligations of confidentiality as may be imposed pursuant to agreements with third parties for longer periods (each Party shall disclose to the other in writing such obligations of confidentiality that may be imposed pursuant to such agreements with third parties at the time of disclosure).

20.2 Exceptions

    The obligations specified in this clause 20 shall not apply to any Confidential Information to the extent that:

    (1) it is already known to the Receiving Party without restriction prior to the time of disclosure by the Disclosing Party;

    (2) it is acquired by the Receiving Party from a third party without confidentiality restriction and does not originate with the Disclosing Party;

    (3) it is independently developed or acquired by the Receiving Party by employees or contractors without access to such Confidential Information;

    (4) it is approved for release by written authorisation of the Disclosing Party;

    (5) it is in the public domain at the time it is disclosed or subsequently falls within the public domain through no wrongful action of the Receiving Party;

    (6) it is furnished to a third party by the Disclosing Party without a similar restriction on that third party's right of disclosure;

    (7) it is disclosed pursuant to the requirement of a governmental agency or disclosure is permitted or required by operation of law, provided that the Receiving Party uses its best efforts to notify the Disclosing Party in advance of such disclosure and seeks confidential treatment for such Confidential Information.

20.3 Confidentiality of Agreement

    Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information; provided that each Party may disclose the terms and conditions of this Agreement:

    (1) to legal counsel;

    (2) in confidence, to accountants, banks, and financing sources and their advisors;

    (3) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement;

    (4) if required by law.

21  Limitation on Operation of Virtual Mall by Activeworlds.

21.1 Activeworlds agrees that it shall not, during the term of this Agreement directly operate any virtual mall except @Mart.

22  Jurisdiction and Applicable Law

22.1 Governing Law

    This Agreement shall be governed by and construed under the laws of the United States and the Commonwealth of Massachusetts as applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents.

22.2 Venue

    All disputes arising out of this Agreement shall be resolved through a court of competent jurisdiction in the Commonwealth of Massachusetts.

23  Force Majeure

    If the performance of this Agreement or any obligations hereunder is prevented, restricted, or interfered with by the reasons of acts of God, acts of an governmental authority, riot, revolution, fires, war, or other cause beyond the reasonable control of the parties hereto ("Force Majeure"), the Party so effected shall be excused from such performance until such Force Majeure is removed, provided that the Party so effected shall use its best efforts to avoid or remove such causes of non performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

24  Miscellaneous

24.1 Compliance with Export Control

    The parties agree to comply with all USA export and re-export laws. ASCM shall be solely responsible for compliance with any export and re-export laws to the extent such laws impact upon its operation of the ASCM Virtual Mall Prototype or any Virtual Mall.

24.2 Waiver

    Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent breach or default. Failure or delay by either Party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

24.3 Severability

    To the extent that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

24.4 Assignment

    Notwithstanding anything to the contrary contained in this Agreement, either party may assign or sublicence this Agreement (including any licences contained herein) to any person to whom it transfers all or substantially all of its assets without the consent of the other party. Otherwise, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party's prior written consent, which may not be unreasonably withheld, and any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

24.5 No Deemed Assignment

    Clause 22.4 does not apply in any way to restrict the sale of any shareholding in either ASCM or Activeworlds.

24.6 Notices

    Any notice required or permitted pursuant to this Agreement shall be in writing delivered by hand, overnight courier, telecopy, facsimile, or certified or registered mail to the address listed below and shall be effective upon receipt:

    Notices to Activeworlds:

             Activeworlds.com, Inc.
             95 Parker Street
             Newburyport, Massachusetts   01950
             USA

    With a copy to:

             John A Kostrubanic, Esq
             Pepe & Hazard LLP
             150 Federal Street,  28th Floor
             Boston, Massachusetts   02110-1745
             USA

    Notices to ASCM:

             Advanced Shopping Centre Management Pty Ltd
             Level 10, 1 Newland Street
             Bondi Junction   NSW   2022
             AUSTRALIA

    With a copy to:

             Stan Kalinko
             Deacons Graham & James
             Gold Fields House
             1 Alfred Street
             Sydney  NSW  2000
             AUSTRALIA

24.7 Amendment

    No alteration, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either Party unless made in writing and signed by duly authorised representatives of both parties.

24.8 Headings

    Headings included herein are for convenience only, and shall not be used to construe this Agreement.

24.9 Independent Contractors

    For the purposes of this Agreement and all services to be provided hereunder, each party shall be, and shall be deemed to be, an independent contractor and not an agent, employee, partner, or joint venturer of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorised in writing.

24.10 Counterparts

    This Agreement may be executed in one or more counterparts, including facsimiles, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

24.11 Entire Agreement

    The terms and conditions herein contained, including all Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

24.12 Construction

    This Agreement is the product of negotiation between the parities and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favour of either Party. Any ambiguity shall not be interpreted against the drafting Party.

24.13 Press Releases

    The parties agree that they will cooperate in preparing and releasing a joint press release, at the launch of the developments provided for in this Agreement and in connection with the release of any new significant development, that will include, among other things, the following; a quote from an officer of each Party, standard language as is customarily required by ASCM and Activeworlds in such press releases, a Press contact and ASCM and Activeworlds trade mark and service mark information.


EXECUTED as an agreement.
SIGNED FOR AND ON BEHALF OF                           )
ACTIVEWORLDS.COM INC by:                              )  .................................................
                                                      )


 .................................................        .................................................
Director/Company Secretary                               Director


 .................................................        .................................................
Name of Director/Company Secretary                       Name of Director
(BLOCK LETTERS)                                          (BLOCK LETTERS)


SIGNED FOR AND ON BEHALF OF                           )
ADVANCED SHOPPING CENTRE                              )  .................................................
MANAGEMENT PTY LIMITED by:                            )
                                                      )
                                                      )

 .................................................        .................................................
Director/Company Secretary                               Director


 .................................................        .................................................
Name of Director/Company Secretary                       Name of Director
(BLOCK LETTERS)                                          (BLOCK LETTERS)